Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-130074
Prospectus Addendum to the Prospectus dated December 1, 2005.
The Goldman Sachs Group, Inc.

DEPOSITARY SHARES
Each Representing an Interest in a Share of Preferred Stock
       You should read the accompanying prospectus supplement, which gives the specific terms of the offered depositary shares, together with the accompanying prospectus dated December 1, 2005 of The Goldman Sachs Group, Inc. When you read the prospectus supplement with the specific terms of the offered depositary shares, please note that all references in the prospectus supplement to the prospectus dated March 15, 2005 or the prospectus dated October 3, 2005, or to any sections of those documents, should refer instead to the accompanying prospectus dated December 1, 2005, or to the corresponding section of the accompanying prospectus.
       The accompanying prospectus dated December 1, 2005 supersedes the prospectus dated March 15, 2005 and the prospectus dated October 3, 2005.
       Goldman, Sachs & Co. will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the depositary shares in market-making transactions.

Goldman, Sachs & Co.

Prospectus Addendum dated December 1, 2005.